UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C.  20549




                                 FORM 8-K


                               CURRENT REPORT
                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934


      Date of report (Date of earliest event reported):  March 23, 2001


                        Commission File Number 0-10964




                         MAXWELL TECHNOLOGIES, INC.
            (Exact name of registrant as specified in its charter)



                       Delaware                 95-2390133
          (State or other jurisdiction of     (I.R.S. Employer
          incorporation or organization)     Identification No.)


     9244 Balboa Avenue, San Diego, CA  92123
 (Address of principal executive office) (Zip Code)


    Registrant's telephone number, including area code:  (858) 279-5100




ITEM 2.    ACQUISITION OR DISPOSITION OF ASSETS.

     The Company's majority-owned subsidiary, Maxwell Technologies Systems Division, Inc. ("Systems") has sold substantially all of its assets and business operations and certain of its liabilities to two buyers in two separate transactions.

     On March 23, 2001, Systems closed the sale of its advanced pulsed power systems and x-ray simulator businesses for an aggregate purchase price of $11,500,000. Of the total purchase price, $9,800,000 was paid in cash within 10 days of the closing and the balance represents a holdback for indemnification claims and other contingencies by the buyer for a period of six months from the closing. The final purchase price is subject to adjustment, either up or down, based on whether the net assets of the businesses sold as of the closing date are more or less than $4,500,000. Systems also agreed to repurchase any accounts receivable as of the closing date that are not paid in full within six months from the closing. The buyer may withhold the amount of such unpaid receivables, as well as any indemnification claims that may arise during the six-month period, out of the portion of the purchase price held back and pay Systems the net amount. The buyer hired substantially all of Systems' employees in the businesses involved in the sale and assumed the accrued liabilities of the acquired businesses and ongoing contractual obligations.

     On March 30, 2001, Systems completed the sale of its contract research and development, electronics technology and high power microwave and pulsed power business units to for an aggregate purchase price of $10,337,000. Of the total purchase price, $9,537,000 was paid in cash at closing and the balance represents a holdback for indemnification claims and other contingencies by the buyer for a period of six months from the closing. The final purchase price is subject to adjustment, either up or down, based on whether the net assets of the businesses sold as of the closing date are more or less than $6,149,000. The buyer hired substantially all of Systems' employees in the businesses involved in the transaction and assumed certain accrued compensation amounts related to those employees. The buyer assumed no other liabilities of Systems in the transaction except for ongoing contractual obligations.

     Of the total aggregate proceeds of $19,337,000 received at closing, the Company used $15 million to repay advances under the Bridge Loan portion of its new credit facility with Comerica Bank - California ("Bank Credit Facility"). The remaining proceeds will be used to pay liabilities retained by Systems, expenses related to the transactions and amounts distributable to minority shareholders of Systems. Any remaining net proceeds will be used to repay revolving advances outstanding under the Company's Bank Credit Facility.


ITEM 7.    FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
           EXHIBITS

     A.    Financial Statements of Business Acquired

           Not applicable.

     B.    Pro Forma Financial Information

           In accordance with Article 11 of Regulation S-X, the following pro forma financial information is filed with this Report.

                 MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES
           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             DECEMBER 31, 2000
                               (IN THOUSANDS)


                                                                           PRO FORMA
                                                             AS REPORTED  ADJUSTMENTS        PRO FORMA
                                                              ---------    ---------         ---------
                                                                             Note 3
ASSETS
Current assets:
  Cash and cash equivalents                                   $   2,686    $   2,337 a       $   5,023
  Accounts receivable, net                                       24,652        2,500 a          27,152
  Inventories                                                    24,769            -            24,769
  Prepaid expenses and other current assets                       1,133            -             1,133
  Deferred income taxes                                          13,031       (1,401)e          11,630
  Net assets of discontinued operations                          13,963      (15,767)b,c        (1,804)
                                                              ---------    ---------         ---------
    Total current assets                                         80,234      (12,331)           67,903

  Property, plant and equipment, net                             22,567            -            22,567

  Goodwill, other intangibles and other assets                   19,308            -            19,308
                                                              ---------    ---------         ---------
                                                              $ 122,109    $ (12,331)        $ 109,778
                                                              =========    =========         =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities                    $  24,536    $       -         $  24,536
  Current portion of long-term debt and short-term borrowings    22,754      (17,000)a           5,754
                                                              ---------    ---------         ---------
    Total current liabilities                                    47,290      (17,000)           30,290
  Minority interest                                               5,065            -             5,065
  Stockholders' equity:
    Common stock                                                    988            -               988
    Additional paid-in capital                                   81,204            -            81,204
    Notes receivable from officers for stock purchases             (900)           -              (900)
    Deferred compensation                                           (15)           -               (15)
    Retained earnings (deficit)                                 (10,942)       4,669 c          (6,273)
    Accumulated other comprehensive loss - foreign currency
      translation adjustments                                      (581)           -              (581)
                                                              ---------    ---------         ---------
        Total stockholders' equity                               69,754        4,669            74,423
                                                              ---------    ---------         ---------
                                                              $ 122,109    $ (12,331)        $ 109,778
                                                              =========    =========         =========


See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.


                   MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                        YEAR ENDED DECEMBER 31, 2000
                   (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                           Pro Forma
                                                             As Reported  Adjustments   Pro Forma
                                                              ---------    ---------    ---------
                                                                            (Note 2)
Continuing operations:

  Sales                                                       $ 102,347    $       -    $ 102,347
  Cost of sales                                                  79,472            -       79,472
  Gross profit                                                   22,875            -       22,875
  Operating expenses:
    Selling, general and administrative                          26,260            -       26,260
    Research and development                                      8,713            -        8,713
    Restructuring, acquisition and other charges                  9,220            -        9,220
                                                              ---------    ---------    ---------
      Total operating expenses                                   44,193            -       44,193
                                                              ---------    ---------    ---------
  Operating loss                                                (21,318)           -      (21,318)
  Interest expense                                               (1,430)       1,030         (400)
  Interest income and other, net                                      9            -            9
                                                              ---------    ---------    ---------
  Loss from continuing operations before income
    taxes and minority interest                                 (22,739)       1,030      (21,709)
  Credit for income taxes                                        (6,267)         383       (5,884)
  Minority interest in net loss of subsidiaries                    (181)           -         (181)
                                                              ---------    ---------    ---------
  Loss from continuing operations                             $ (16,291)   $     647    $ (15,644)
                                                              =========    =========    =========
  Loss per share from continuing operations:
    Basic and Diluted                                         $   (1.66)   $    0.06    $   (1.60)
                                                              =========    =========    =========


See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

  NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. The unaudited pro forma condensed consolidated financial statements reflect the sale of substantially all of the assets and certain liabilities of the Company's majority-owned subsidiary, Maxwell Technologies Systems Division, Inc. ("Systems") to two buyers in two
     separate      transactions, for total aggregate consideration of
     approximately $21.8 million in cash, of which $19.3 million was received on the closing dates and $2.5 million is expected to be received following a six-month holdback period. Of the aggregate proceeds of $19.3 million received at closing, the Company used $15 million to repay advances under the Bridge Loam portion of its new credit facility with Comerica Bank - California ("Bank Credit Facility"). The remaining proceeds will be used to pay liabilities retained by Systems, expesens related to the transactions and amounts distributable to minority shareholders of Systems. Any remaining net proceeds will be used to repay revolving advances outstanding under the Company's Bank Credit Facility.

2. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2000 reflects the Company's results of continuing operations as if the Company had completed the sale transactions described in Note 1 as of January 1, 2000 and had used proceeds of $17.0 million received on January 1 and $2.5 million received following a six-month holdback period on July 1 to reduce short-term borrowings, thereby reducing interest expense for the year by $1.0 million, with a corresponding reduction in the credit for income taxes of $0.4 million. In addition, the higher cash balances would have increased interest income for calendar year 2000 by approximately $0.4 million, less income taxes of approximately $0.1 million. Such adjustment to interest income, and the related adjustment to the credit for income taxes, has not been reflected in the accompanying Unaudited Pro Forma Condensed Consolidated Statement of Operations.

3. The unaudited pro forma condensed consolidated balance sheet includes the adjustments necessary as if the sale transactions described in Note 1 occurred on December 31, 2000 and reflects the receipt of the consideration, removal of the net assets sold from the Company's balance sheets and the accrual of the estimated transaction costs. These adjustments are summarized as follows:

     a) Receipt of $19.3 million in cash with $2.5 million receivable in six months. Cash received applied as a $17.0 million pay down of debt and a $2.3 million addition to cash pending payment of liabilities.

     b) Removal of net assets of the Systems Division, totaling $14.8 million, included in net assets of discontinued operations.

     c) Accrual of $1.0 million representing estimated expenses and certain transaction costs.

     d) Recognition of an immediate $7.4 million gain on the sale of the assets (net of income taxes of $2.8 million).

     e) Accrual of estimated income tax provision for gain on sale using the Company's incremental effective tax rate in effect for the year ended December 31, 2000. The provision is comprised of $1.4 million of deferred tax assets of the discontinued operation, reversed as a result of the sale (included in b) above), and $1.4 million of the Company's operating loss carryforwards deemed to be used in the sale.

     The unaudited pro forma financial statements have been prepared on the basis of preliminary estimates which are subject to adjustment. The unaudited pro forma financial statements may not be indicative of the results that actually would have been achieved if the disposition had been effected on the date indicated above, or the results which may be achieved in the future. The pro forma financial statements should be read in conjunction with the consolidated financial statements of Maxwell Technologies, Inc. included in its December 31, 2000 annual report on Form 10-K.

     C.    Exhibits

           2.1 Asset Purchase Agreement Dated as of March 23, 2001, By and Among Maxwell Technologies Systems Division, Inc., Maxwell Technologies Inc. and Titan Systems Corporation.

           2.2 Asset Purchase Agreement By and Among Science Applications International Corporation, Maxwell Technologies, Inc. and Maxwell Technologies Systems Division, Inc., dated March 30, 2001.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

                                     MAXWELL TECHNOLOGIES, INC.



     April 4, 2001                   /s/ Vickie L. Capps
------------------------             ----------------------------------
Date                                 Vickie L. Capps, Vice President
                                     - Finance, Treasurer and Chief
                                     Financial Officer
                                     (Principal Financial and
                                     Accounting Officer